Exhibit 99.1

NCO GROUP, INC.

Preliminary Unaudited Selected Financial Data(1)

(in thousands)

For the Three
Months Ended
December 31, 2011

Revenues	$313,452
Reimbursable costs and fees	77,724
Total Revenues	$391,176

Adjusted EBITDA(2)	$42,480

(1)   This financial data is preliminary and subject to change based upon year end audit adjustments.

(2)   Adjusted earnings before interest, taxes, depreciation and amortization, referred to as Adjusted EBITDA, is presented since certain investors use this as a measurement of the Company’s ability to service its debt. It is not intended to report the Company’s operating results or free cash flows in conformity with accounting principles generally accepted in the United States. Adjusted EBITDA as presented herein is not necessarily comparable to similarly titled measures of other companies.  Adjusted EBITDA is adjusted for restructuring charges related to streamlining the cost structure of the Company’s operations, including the closing of redundant facilities, severance, and professional fees and transaction-related expenses, including professional fees and other expenses related to the Combination and the Company’s New Debt Financing.